Exhibit 99.1

Contact:
Name:  John Gavin or Phil Lembo
Phone:  (781) 441-8338

For Immediate Release                                                                                             April 28, 2005

NSTAR Reports First Quarter Results for 2005

Boston, MA -- NSTAR (NYSE: NST) today reported net income of $46.3 million, or $0.87 and $0.86 per basic and diluted common share, respectively, for the first quarter of 2005, compared to $49.7 million, or $0.94 and $0.93 per basic and diluted common share, respectively, for the same period in 2004.

Chairman, President and Chief Executive Thomas J. May said, "We are encouraged with this quarter's performance given the unusual winter weather conditions that we experienced.  It was the fourth worst winter in terms of snowfall accumulation in the region, which increased operating costs.  Overall temperatures were milder than last year, negatively impacting gas sales."

May added, "During the first quarter, we achieved a significant financing milestone.  On March 1st, NSTAR issued a total of $674.5 million of state-supported Rate Reduction Bonds.  The proceeds from these bonds were used to make termination payments related to the buyout of certain long-term power contracts, which will save our customers millions of dollars in the future."

One factor that contributed to the decline in earnings for the quarter included a significant increase in operations and maintenance expense due, in part, to costs associated with several winter storms and facilities consolidation.  Lower gas sales, an increase in depreciation and amortization and slightly higher interest costs also contributed to the decrease in earnings for the quarter.  These factors were offset somewhat by higher electric revenue which reflects incentive entitlements for successfully lowering transition charges through the buyout of several power contracts.

Electric sales increased 0.7% for the quarter while gas sales declined 5%.  There were 4.7% fewer heating degree days for the current quarter than during the same period last year.

Management maintains its previous guidance for earnings for the year 2005 at a range of
$3.60 - $3.75 per diluted share.  This guidance assumes a return to more normal weather for the remainder of the year.

Recent Events

At NSTAR's Annual Meeting on April 28, 2005, NSTAR shareholders approved the authorization of an additional 100 million common shares and the Board of Trustees approved the split of NSTAR's common shares on a two-for-one basis.  The record date of the split is May 16, 2005 with a payable date of June 3, 2005.

On March 28, 2005, Standard & Poor's Rating Services affirmed its "A" long-term corporate credit rating on NSTAR and its subsidiaries, Boston Edison Company, Commonwealth Electric Company, Cambridge Electric Light Company and NSTAR Gas Company.  At the same time, Standard & Poor's upgraded the outlook on the companies to positive from stable.

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Comparative unaudited results for the first quarter and twelve-month periods were as follows (a):

Financial Data (in thousands, except per share data)

Three months ended March 31:	2005	2004	% Change
Operating revenues	$880,045	$809,908	8.7%
Net income	$46,269	$49,716	(6.9)%
Earnings per share:
Basic	$0.87	$0.94	(7.4)%
Diluted	$0.86	$0.93	(7.5)%
Weighted average number of shares:
Basic	53,318	53,033	0.5%
Diluted	53,930	53,483	0.8%
Dividends declared per common share	$0.58	$0.555	4.5%

Twelve months ended March 31:	2005	2004	% Change
Operating revenues	$3,024,469	$2,958,687	2.2%
Net income	$185,034	$188,952	(2.1)%
Earnings per share:
Basic	$3.48	$3.56	(2.2)%
Diluted	$3.44	$3.54	(2.8)%
Weighted average number of shares:
Basic	53,205	53,033	0.3%
Diluted	53,735	53,445	0.5%
Dividends declared per common share	$2.27	$2.19	3.7%

(a) More detailed financial information is included in NSTAR's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 28, 2005.

Forward-Looking Statements

This earnings release contains management's guidance, which constitutes forward-looking statements.  Such statements involve risk and uncertainties.  These statements are based on the current expectations, estimates, or projections of management. Future performance is likely to vary.  Actual results or outcomes could differ materially as a result of such important factors as further actions by state and federal regulatory bodies setting utility rates, adopting or modifying cost recovery, accounting or rate-setting mechanisms; new laws and regulations, or new interpretations of existing laws and regulations, relating to taxes and other matters; changes in prices of electricity and gas; weather conditions; the ability to expand new businesses; the impacts of various environmental and legal issues and other unforeseen events.  These statements are based on the current expectations, estimates, or projections of NSTAR's management and should not be considered a continuing reaffirmation that our outlook has not changed.  We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission.

First Quarter Conference Call

NSTAR is holding a conference call to discuss its first quarter results on Friday, April 29, 2005 at 9:00 a.m. Eastern Time.  The call is being webcast and can be accessed on NSTAR's corporate website- www.nstaronline.com- by clicking on "Investor Relations" and then selecting the webcast icon.  A replay of the call will be archived on NSTAR's corporate website in the Investor Relations section under "Webcast Archives."

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Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3 billion and assets of $7 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  NSTAR also conducts non-utility, unregulated operations.  For more information, go to www.nstaronline.com.

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